Exhibit 99.1

DecisionPoint Systems Reports Second Quarter Results For 2013

IRVINE, Calif., Aug. 20, 2013 /PRNewswire/ -- DecisionPoint™ Systems, Inc. (DPSI), a leading provider and integrator of Enterprise Mobility, Wireless Applications and RFID solutions, today reported financial results for the second quarter and six months ended June 30, 2013.

Business Highlights of the Second Quarter 2013

●
Announced Apple iOS® mobile operating systems support for APEXWare™ Field Service software.  APEXWare is a robust mobile-centric field service application that increases field service productivity, improves first-time fix rates, and maximizes parts availability

●	Released Motorola MC45 support for APEXWare Field Service software.

●	Announced availability for Motorola ET1 tablet of its ContentSentral delivery application. ContentSentral converts a tablet computer into a mobile presentation and productivity tool.

●	DecisionPoint Systems completed the required Apple Sales Training following its appointment as an Authorized Apple Reseller last December.

Corporate and Financial Highlights of the Second Quarter 2013

●	Michael Roe promoted to Principal Financial Officer.

●	Sequential improvement of approximately $1 million in Adjusted EBITDA compared to Q1 2013.

●
Subsequent to the end of the quarter, on August 16, the Company signed definitive documents for a private placement of common stock, for gross proceeds of $1.8 million, of which $200,000 came from management and existing shareholders.

Second Quarter 2013 Results

Revenue was $14.7 million, a climb of about 7% from the first quarter of 2013, but a drop from the comparable quarter of 2012, when revenue was $17.8 million. The drop was largely due to a reduction in relatively low-margin hardware sales, as well as to the timing of orders and shipments, with some orders anticipated for the second quarter slipping to the third quarter.

Gross profit rose by 370 basis points to 24.2% from 20.5% in the first quarter of 2013, and up 330 basis points from 20.9% in the second quarter of 2012.  We anticipate that as higher-margin software and service revenue continues to grow, margins will continue to improve; for the second quarter, revenues were, for the first time, 40% higher-margin software and services.  The Net Loss was down from $2.1 million in the first quarter of this year to $1.1 million in the second quarter, vs a loss of $1.2 million in the second quarter of 2012.  On an EPS basis, the loss per share was $0.15, compared to $0.20 loss per share in the second quarter of 2012.

SG&A expense declined by $300,000 to $4.5 million due primarily to cost savings, compared to $4.8 million in the second quarter of 2012, and the operating loss was $0.9 million in this year's second quarter vs $1.1 million in the second quarter of 2012, due primarily to improved margins and cost savings.  Adjusted EBITDA (a non-GAAP measurement that management uses to measure progress) for the second quarter of 2013 was negative $16,000, a million-dollar positive swing from the first quarter of this year.

Six Months 2013 Results

Revenue was $28.5 million, down from $35.6 million in the first six months of 2012, which included approximately $1.9 million in sales from the Apex and Illume acquisitions that were completed in mid-2012.  2012 benefited from a stronger recovery in the US economy than was seen in the earlier part of 2013.  Low-margin hardware sales declined by 33.6% for the period.  Professional services increased slightly, up 4.6% for the six months.  Software revenues, with their higher margins, increased by 55.9% to $2.3 million.  Gross margin improved by 140 basis points year-over-year, with most of that improvement in the second quarter, as software and services revenue grew as a percentage of the revenues.  SG&A expense increased modestly compared to 2012 due to the inclusion of Apex and Illume Mobile businesses.

Nicholas Toms, CEO of DecisionPoint, commented, "Our transition to higher-margin products and services continues apace.  Based on what we have seen to date in the third quarter, we expect sales to be robust, and margins to continue to climb.  We have now added Android Operating Systems to the family of APEXWare software compatibility, which vastly expands the addressable market.  We are at an inflection point in our development where, at long last, we will be approaching both positive adjusted EBITDA on a regular basis, and even on a GAAP bottom-line basis.  We believe that as economic conditions continue to improve, our results will improve as well.

"We work with some of the biggest names in the industrial and commercial world, and the family of our clients continues to expand.  U.S.P.S, Johnson Controls, Avis Rent a Car System, Wells Fargo, Goodwill Industries of Denver, Mission Linen Supply are just a few. We expect revenues for the third quarter ending September 30, 2013 to be up by more than 20% from the revenues reported for the second quarter," Mr Toms added.

About DecisionPoint™ Systems, Inc.

DecisionPoint Systems, Inc. empowers the mobile workforce to enhance customer satisfaction and accelerate business growth. They accomplish this by making enterprise software applications accessible to the front-line mobile worker anytime, anywhere. DecisionPoint combines its industry leading software products, application development capabilities, deployment and support services with the latest wireless, and mobile technologies.

For more information on DecisionPoint Systems visit www.decisionpt.com

Forward Looking Staements

Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe  harbor provisions of the Private Securities Act of 1995. Forward looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

Contacts:

DecisionPoint Systems, Inc.
Nicholas R. Toms
Chief Executive Officer
(973) 489-1425

Allen & Caron, Inc.
Rudy Barrio (investors)
r.barrio@allencaron.com
(212) 691-8087

Len Hall (media)
len@allencaron.com
(949) 474-4300

–FINANCIAL TABLES FOLLOW–

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash	266	1,103
Accounts receivable, net	9,367	12,287
Due from related party	191	202
Inventory, net	850	811
Deferred costs	4,020	3,955
Deferred tax assets	46	48
Prepaid expenses and other current assets	674	302
Total current assets	15,414	18,708

Property and equipment, net	143	179
Other assets, net	158	205
Deferred costs, net of current portion	1,988	2,124
Goodwill	8,434	8,571
Intangible assets, net	4,880	6,023
Total assets	31,017	35,810

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	10,814	11,080
Accrued expenses and other current liabilities	2,899	2,895
Lines of credit	2,724	3,430
Current portion of debt	3,973	1,800
Due to related parties	95	1
Accrued earn out consideration	1,129	1,186
Unearned revenue	7,346	7,409
Total current liabilities	28,980	27,801

Long term liabilities
Unearned revenue, net of current portion	2,684	2,883
Debt, net of current portion and discount	550	2,922
Accrued earn out consideration, net of current portion	151	159
Deferred tax liabilities	1,022	1,078
Other long term liabilities	80	80
Total liabilities	33,467	34,923

Commitments and contingencies and subsequent event	-	-

STOCKHOLDERS' EQUITY (Deficit)
Cumulative Convertible Preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,105,155 and 1,105,155 shares issued and outstanding, including cumulative and imputed preferred dividends of $505 and $361, and with a liquidation preference of $8,902 and $8,758 at June 30, 2013 and December 31, 2012, respectively	7,528	7,370
Common stock, $0.001 par value, 100,000,000 shares authorized, 9,370,646 issued and 9,216,763 outstanding as of June 30, 2013, and 9,300,439 issued and 9,146,556 outstanding as of December 31, 2012	9	9
Additional paid-in capital	16,224	16,132
Treasury stock, 153,883 shares of common stock	(205)	(205)
Accumulated deficit	(25,330)	(21,674)
Unearned ESOP shares	(698)	(767)
Accumulated other comprehensive income	22	22
Total stockholders' equity (Deficit)	(2,450)	887
Total liabilities and stockholders' equity	31,017	35,810

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales	$14,721	$17,767	$28,493	$35,577

Cost of sales	11,155	14,048	22,103	28,114

Gross profit	3,566	3,719	6,390	7,463

Selling, general and administrative expense	4,464	4,802	9,496	8,629

Operating loss	(898)	(1,083)	(3,106)	(1,166)

Other expense:
Interest expense	256	207	483	348
Other income, net	(8)	(32)	(14)	(61)
Total other expense	248	175	469	287

Net loss before income taxes	(1,146)	(1,258)	(3,575)	(1,453)

Provision (benefit) for income taxes	(30)	26	(357)	68

Net loss	(1,116)	(1,284)	(3,218)	(1,521)

Cumulative and imputed preferred stock dividends	(218)	(239)	(438)	(461)

Net loss attributable to common shareholders	$(1,334)	$(1,523)	$(3,656)	$(1,982)

Net loss per share -
Basic and diluted	$(0.15)	$(0.20)	$(0.42)	$(0.27)

Weighted average shares outstanding -
Basic and diluted	8,698,626	7,512,969	8,659,931	7,452,705

Comprehensive loss	$(1,113)	$(1,279)	$(3,217)	$(1,516)

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)
	Six Months ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(3,218)	$(1,521)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	995	417
Amortization of deferred financing costs and note discount	106	58
Employee stock-based compensation	9	39
Non-employee stock-based compensation	-	341
Non cash interest income	-	(24)
ESOP compensation expense	69	66
Deferred taxes, net	-	9
Allowance for doubtful accounts	42	41
Loss on disposal of property and equipment	4	-
Changes in operating assets and liabilities:
Accounts receivable	2,850	2,004
Due from related party	-	(429)
Inventory, net	(40)	(1,456)
Deferred costs	71	(628)
Prepaid expenses and other current assets	(318)	125
Other assets, net	4	(29)
Accounts payable	(169)	1,376
Accrued expenses and other current liabilities	(19)	(13)
Due to related parties	-	117
Unearned revenue	(229)	1,137
Net cash provided by operating activities	157	1,630

Cash flows from investing activities
Cash paid for acquisitions	-	(4,801)
Purchases of property and equipment	(11)	(20)
Net cash used in investing activities	(11)	(4,821)

Cash flows from financing activities
(Repayments) borrowings from lines of credit, net	(700)	(1,069)
Proceeds from issuance of term debt	1,000	4,033
Cash received in reverse recapitalization, net of expenses	-	1,500
Repayment of debt	(1,018)	(500)
Paid financing costs	(119)	(289)
Dividends paid	(154)	(321)
Net cash (used in) provided by financing activities	(991)	3,354
Effect on cash of foreign currency translation	8	(31)
Net (decrease) increase in cash	(837)	132
Cash at beginning of period	1,103	366
Cash at end of period	$266	$498

Supplemental disclosures of cash flow information:
Interest paid	$502	$290
Income taxes paid	33	56

Supplemental disclosure of non-cash financing activities:
Accrued and imputed dividends on preferred stock	$438	$234

EBITDA Calculation –	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Net Loss	$(1,115)	$(1,284)	$(3,218)	$(1,521)
Depreciation and amortization	599	315	1,101	475
Interest expense	256	207	483	348
Tax provision(benefit)	(30)	26	(357)	68

EBITDA:	$(290)	$(736)	$(1,991)	$(630)

Adjusted EBITDA Calculation –

EBITDA	$(290)	$(736)	$(1,991)	$(630)
Stock compensation	4	359	9	380
ESOP compensation exp	34	33	69	66
Deferred taxes	-	5	-	9
Financing/acquisition costs	236	351	878	1,223

Adjusted EBITDA:	$(16)	$12	$(1,035)	$1,048